As filed with the Securities and Exchange Commission on March 15, 2016
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________

ESSA PHARMA INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 720, 999 West Broadway
Vancouver, British Columbia
Canada V5Z 1K5
(778) 331-0962
(Address of Registrant’s principal executive offices)

ESSA Pharma Inc. Amended and Restated Stock Option Plan
(Full title of plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Riccardo Leofanti, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750, P.O. Box 258
Toronto, Ontario, Canada M5K 1J5
(416) 777-4700
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [X]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	600,000(2) 10,000(2) 50,000(2) 50,000(2) 400,000(2) 50,000(2) 50,000(2) 10,000(2) 10,000(2) 10,000(2) 10,000(2) 10,000(2) 20,000(2) 5,000(2) 20,000(2) 10,000(2) 500,000(2) 50,000(2) 815,281(3)	$4.72(4) $3.89(4) $4.04(4) $0.60(4) $1.51(4) $0.60(4) $6.88(4) $6.88(4) $1.51(4) $1.51(4) $1.51(4) $6.72(4) $1.51(4) $11.26(4) $5.48(4) $3.51(4) $1.51(4) $11.26(4) $3.53(5)
$2,832,000.00
$38,900.00
$202,000.00
$30,000.00
$604,000.00
$30,000.00
$344,000.00
$68,800.00
$15,100.00
$15,100.00
$15,100.00
$67,200.00
$30,200.00
$56,300.00
$109,600.00
$35,100.00
$755,000.00
$563,000.00
$2,877,941.93
				$285.18 $3.92 $20.34 $3.02 $60.82 $3.02 $34.64 $6.93 $1.52 $1.52 $1.52 $6.77 $3.04 $5.67 $11.04 $3.53 $76.03 $56.69 $289.81
Total	2,680,281		$8,689,341.93	$1,099.66

Notes

(1)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant's Amended and Restated Stock Option Plan.

(2)	The Common Shares being registered relate to stock options granted to U.S. participants under the Registrant's Amended and Restated Stock Option Plan that have not yet been exercised.
(3)
The Common Shares being registered relate to share option grants  to U.S. participants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Amended and Restated Stock Option Plan.

(4)
In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price converted into U.S. dollars using an exchange rate of C$1.00=US$0.7555, the Bank of Canada daily noon exchange rate on March 9, 2016.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Capital Market on March 9, 2016.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual report on Form 20-F of the Registrant for the fiscal year ended September 30, 2015, filed with the Commission on December 15, 2015;
(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since September 30, 2015; and
(c)	The description of the Registrant's common shares included in the registration statement on Form 20-F initially filed with the Commission on February 24, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interests of Named Experts and Counsel

Not Applicable

Item 6.  Indemnification of Directors and Officers

Our directors and officers are entitled to indemnification in the following circumstances:

(a) Under the Business Corporations Act (British Columbia), a company may indemnify a director or officer of the company, a former director or officer of the company, or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the company or other entity. A company must not indemnify an individual if the individual (i) did not act honestly and in good faith with a view to the best interests of the company and (ii) in any proceeding other than a civil proceeding, if the individual did not have reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the company or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the company as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

The company may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) Our articles provide that we will indemnify any of our directors, former directors, officers, and former officers and other parties specified by the bylaws against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

(c) We have entered into indemnification agreements ("Indemnification Agreements") with each of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons to the greatest extent permitted by law for liabilities arising out of their service to the company as directors and officers. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or other non-civil proceedings that are enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnification Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings.

As permitted by the Business Corporations Act (British Columbia), we have purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not Applicable

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description
4.1	Specimen Common Share certificate.
4.2	Articles of Incorporation of the Registrant.*
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Davidson & Company LLP.
24.1	Power of Attorney (included on page 7 of this Registration Statement).

* Incorporated by reference to the registration statement on Form 20-F of the Registrant initially filed with the Commission on February 24, 2015 (File No. 001-37410).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on March 15, 2016.

ESSA PHARMA Inc.

By:	/s/ David Parkinson
	Name:	David Parkinson
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes David Parkinson and David Wood, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 15 , 2016.

Signature	Title

/s/ David Parkinson	President, Chief Executive Officer and Director
David Parkinson

/s/ David Wood	Chief Financial Officer
David Wood

/s/ Marianne Sadar	Director, Chief Scientific Officer
Marianne Sadar

/s/ Raymond Andersen	Director, Chief Technical Officer
Raymond Andersen

/s/ Richard Glickman	Director, Chairman of the Board
Richard Glickman

/s/ Gary Sollis	Director
Gary Sollis

/s/ Franklin Berger	Director
Franklin Berger

/s/ Scott Requadt	Director
Scott Requadt

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of ESSA Pharma Inc. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Houston, Texas on March 15, 2016.

ESSA PHARMACEUTICALS CORP. (Authorized U.S. Representative)

By:	/s/ David Wood
	Name:	David Wood
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Common Share certificate.
4.2	Articles of Incorporation of the Registrant.*
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Davidson & Company LLP.
24.1	Power of Attorney (included on page 7 of this Registration Statement).

* Incorporated by reference to the registration statement on Form 20-F of the Registrant initially filed with the Commission on February 24, 2015 (File No. 001-37410).